UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549

________________

FORM 12b-25
________________


Commission File Number:  000-52849


NOTIFICATION OF LATE FILING


(Check One):   |X| Form 10-K    |_| Form 11-K
   |_| Form 20-F    |_| Form 10-Q  |_| Form N-SAR

For Period Ended: DECEMBER 31, 2007

        |_|   Transition Report on Form 10-K

        |_|   Transition Report on Form 20-F

        |_|   Transition Report on Form 11-K

        |_|   Transition Report on Form 10-Q

        |_|   Transition Report on Form N-SAR

        For the Transition Period Ended:

      Read attached instruction sheet before
preparing form.  Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I
REGISTRANT INFORMATION

AFH Holding III, Inc.
________________________________________
_____________
Full Name of Registrant

________________________________________
_________
Former Name if Applicable


9595 Wilshire Blvd., Suite 939
________________________________________
_____________
Address of Principal Executive Office (Street and
Number)

Beverly Hills, CA 90212
________________________________________
_____________
City, State and Zip Code

PART II
RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a)
The reasons described in reasonable detail in Part
III of this form could not be eliminated  without
 unreasonable  effort or expense;
[x]  (b) The subject  annual  report,  semi-annual  report,
 transition report on Form 10-K,  Form 20-F,
 Form 11-K or Form N-SAR,  or portion  thereof
will be filed on or before the 15th  calendar day
 following  the   prescribed  due  date;  or  the
 subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
(c)
The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
PART III
NARRATIVE

      State below in reasonable detail why the Form
10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The  Registrant  was  unable to file its  annual
 report on Form  10-KSB for the fiscal year ended
December 31, 2007 due to a delay in obtaining and compiling information required to be included in the Company's Form 10-KSB. In accordance with
Rule 12b-25 of the Securities Exchange Act of
1934, the Company will file its Form 10-KSB no later than the 15th calendar day following the prescribed due date.
PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Amir F. Heshmatpour
	(310) 300-3431
      _____________________________________
________________
      (Name)
                              (Area Code)
  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities
 Exchange Act of 1934 or Section 30 of the
 Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                 |X| Yes
 |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 |_| Yes
 |X| No


      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


AFH HOLDING III, INC.
________________________________________
______
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 31, 2008
                         By: /s/ Amir F.
Heshmatpour__________
                         Amir F. Heshmatpour
                         Title: Chief Executive
Officer, Principal
                         Financial Officer and
Director


          INSTRUCTION:  The form may be signed
by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION

      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18
U.S.C. 1001).